AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 8, 2000

                                                REGISTRATION NO. 33-____________




                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                              ____________________


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              ____________________

                          STARTRONIX INTERNATIONAL INC.
             (Exact Name of Registrant as Specified in Its Charter)

          DELAWARE                                         91-1263272
(State or Other Jurisdiction of                         (I.R.S. Employer
 Incorporation or Organization)                        Identification No.)


                          10 Corporate Park, Suite 110
                            Irvine, California 92606
          (Address of Principal Executive Offices, Including Zip Code)
                              ____________________

                              Consulting Agreements
                            Legal Services Agreements
                            (Full Title of the Plan)
                              ____________________

                                  Greg Gilbert
                               President & Co-CEO
                          10 Corporate Park, Suite 110
                            Irvine, California 92606
                                 (949) 727-7420
           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:

                             M. Richard Cutler, Esq.
                                Cutler Law Group
                       610 Newport Center Drive, Suite 800
                         Newport Beach, California 92660
                                 (949) 719-1977

                         CALCULATION OF REGISTRATION FEE

                         Proposed Maximum  Proposed Maximum    Amount of
Title of Securities      Amount to be      Offering Price      Aggregate Offering   Registration
to be Registered         Registered (1)    per Share(2)        Price                Fee
------------------------------------------------------------------------------------------------
Common Stock,
par value $0.001            2,265,000      $        1.63      $      3,691,950     $      974.67
------------------------------------------------------------------------------------------------
TOTAL REGISTRATION FEE      2,265,000      $        1.63      $      3,691,950     $      974.67

(1) Represents shares of Common Stock issued to consultants of the Company. Please refer to the Selling Shareholders section of this document.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c), based on the closing price of the Common Stock on September 1, 2000.

                                EXPLANATORY NOTE


Under cover of this Form S-8 is a Reoffer Prospectus StarTronix prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 2,265,000 shares of common stock acquired by the selling shareholders.

                                     PART I

INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS

StarTronix will send or give the documents containing the information specified in Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). StarTronix does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                               REOFFER PROSPECTUS

                          STARTRONIX INTERNATIONAL INC.
                          10 CORPORATE PARK, SUITE 110
                            IRVINE, CALIFORNIA 92606
                                 (949) 727-7420

                        2,265,000 SHARES OF COMMON STOCK


The  shares  of  common  stock,  $0.001  par  value  per  share,  of  StarTronix
International Inc., ("StarTronix" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to compensatory benefit plans for consulting and legal services that the Selling Shareholders provided to StarTronix.

The sales may occur in transactions on the NASDAQ over-the-counter market at prevailing market prices or in negotiated transactions. StarTronix will not receive proceeds from any of the sale the Shares. StarTronix is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

StarTronix's common stock is currently traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "STNX".

                            ________________________

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 17 .


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

                                September 5, 2000

                                TABLE OF CONTENTS


Where  You  Can  Find  More  Information                       6
Incorporated  Documents                                        6
The  Company                                                   8
Risk  Factors                                                 17
Use  of  Proceeds                                             19
Selling  Shareholders                                         20
Plan  of  Distribution                                        21
Legal  Matters                                                21
Experts                                                       21

                            ________________________


You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

StarTronix is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please  call  the  SEC  at  1-800-SEC-0330 for further information on the Public
Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows StarTronix to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

StarTronix's Annual Report on Form 10-KSB for the year ended June 30, 1999, filed on August 8, 2000, is incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Offer at StarTronix International Inc., at StarTronix's executive offices, located at 10 Corporate Park, Suite 110, Irvine, California 92606. StarTronix's telephone number is (949) 727-7420. The Company's corporate Web site address is http://www.startronix.com.

                                   THE COMPANY

     StarTronix International Inc., a Delaware corporation, was incorporated in June 1984 as Gold Express Communications, Inc., and was originally engaged in the business of mining and natural resources. Beginning in 1993, the Company began divesting its mining assets and instead focused on technology sectors. In April 1994, the Company acquired all of the outstanding stock of StarTronix, Inc., a Delaware corporation, which was developing products and services for accessing the Internet using a screen-based telephone, a product line that eventually became the StarScreen System.

     In 1997, the Company was unable to continue the implementation of its business plan due to inadequate capital resources, and suspended all operations until 1999.

SUBSIDIARIES

     STARTRONIX INC. The Company is the sole shareholder of StarTronix Inc., a Delaware corporation. StarTronix Inc. was concentrated on the development and marketing of home-based services and products, including personal communications and telecommunications products. StarTronix Inc. was sold in September 1999.

     STARTRONIX  MARKETING  N.A.  INC.  The  Company  formed  this subsidiary, a
Canadian company, on June 4, 1996 to market the products and services of StarTronix Inc. in the Canadian marketplace. This entity had little activity; it was dissolved in June 2000.

     STARTRONIX TELCOM INC. The Company was the sole shareholder of StarTronix TelCom Inc., (formerly GoldTone Communications, Inc.), a subsidiary formed in August 1995 for the purpose of providing specialized long distance telephone and debit card services. StarTronix TelCom Inc. was dissolved in March 1999.

     STARTRONIX ON-LINE INC. The Company formed this subsidiary in November 1995 to provide on-line services and Internet access to StarTronix. StarTronix On-Line Inc. provided home banking, shopping, bill paying, news, financial services, email and distributor services through the Internet via local dial-up. StarTronix On-Line Inc. was dissolved in March 1999.

     STARTRONIX.COM INC. StarTronix.com, Inc. was formed in October 1999, as a wholly-owned subsidiary of the Company, to market the upgraded StarScreen System.

     STARTRONIX ESOLUTIONS INC. StarTronix eSolutions Inc. was formed in December 1999, and is a wholly-owned subsidiary of the Company. The subsidiary was formed to design, develop, and support technology for the StarScreen.

EMPLOYEES

     As of September 1, 2000, there were only two employees, Greg Gilbert, President, and Lloyd Adams, Chairman. Mr. Gilbert's prior employment agreement was cancelled when operations were suspended in 1997. He has agreed to waive any salary until such time as adequate funding is available to revive operations. In September 1999, he signed a new employment contract. Also in September 1999, the Company executed an employment contract with Lloyd Adams which made him Chairman and Co-Chief Executive Officer of the Company.

OVERVIEW

     The Company's mission is to develop the world's first integrated Computing and Communications hardware and software platform or "Personal Internet Platform" for the Home PC and the Small Office Home Office (SOHO) marketplace. The StarScreen System is an "Internet Platform" that will be used by the Company's direct marketing Internet Resellers and their customers to provide one-button push access to the Internet for the user, (many of whom might be first time users of computers as well as the Internet). In addition, the StarScreen System is designed to become a tool for the development of new OEM and Private Label opportunities in the marketplace. StarTronix eSolutions will develop custom vertical markets where the StarScreen System will be the anchor technology solution for a competitive local exchange company, a home-health care services company, etc.

     The StarScreen System is a technology product line that seamlessly integrates a desktop computer and either fixed or wireless telephones and intelligent handsets into a complete computing and communications solution for the home PC and small business user. The StarScreen System features a pre-organized Internet menu system enabling on-line banking, bill paying, e-mail, home shopping, video conferencing and many other value added services. All are available at the press of a single button, or a few mouse clicks from the StarTronix eSolutions personalized StarPortal web-site that can be tailored and customized by each user. Some of the targeted applications might include the following:

$     Small  Business  Credit  Card  Solution.

Merchant banks and card clearing companies who service the small business marketplace with credit card merchant services. The StarScreen System can be loaded with industry-specific software for merchants to handle customers credit card transactions using the built-in credit card, smart card, and debit card reader. In addition, other value added business functions can be addressed to enhance their business such as inventory management, (using bar codes), shipping and receiving software to interface with package shipping companies, and other operating and accounting software solutions that can be targeted to small business vertical markets.

$     ILEC's  Serving  the  Residential  Apartments and Condominium Marketplace.

A new class of service provider called an "ILEC" (Independent Local Exchange Company) is now developing new vertical market bundled solutions to what might be described as "Affinity Groups". These are customers who share a geographic area, affinity, club, etc. that might want bundled services. The StarScreen System can be used as an enticement or option to renters whereby the renter could access local retailers to order products, groceries, movie tickets, etc. Also, the landowner or ILEC can provision various information services that are geared toward this user group and provide billing and payment services for rent and other ILEC bundled services like Pay TV, etc.

$     In-Home  Health-Care  Service  Providers.

In this area, the StarScreen System can operate like a multifunction medical device monitoring and communications system that can become a development platform for the creation of unique "plug-and-processes" for heart, blood-pressure, and other vital sign monitoring for in-home medical patients. The patients would be able to effectively transmit their readings to local doctors over a secure and dependable Internet link to the local medial clinic or hospital, or to a specialist in another state, or another country. Through specialized API, (Applications Programming Interfaces) and hardware adapters, that might work with the USB bus or the PCMCIA card slot, StarTronix eSolutions will be able to offer these unique services through our strategic OEM/Private Label Partners .

The strategy of the Company is to bring to the marketplace the StarScreen System, believed by the Company to be the world's first integrated, Internet screen-phone system that seamlessly integrates both communications and computing functions, (telephone, PC, FAX, answering machine, etc.) into a simple but powerful platform. It will be targeted to both U.S. and International consumers that may or may not yet have a PC in their home or small business.

     The Company can best be described as an integrated "Next Generation Provider" in that the Company is offering a unique "bundled" Internet access and value-added services program that is provisioned using the StarScreen System (Personal Internet Screen-Phone Platform). The services offered include:
unlimited Internet dial-up accessed to either 56Kbps direct dial-up or through ADSL or cable access (where available) in the marketplace and provisioned by the Company through our partners, e-mail access, web-site solutions, customized on-line shopping, electronic-banking, bill-paying services, custom IP-telephony communications services and value-added content and entertainment programs. The StarScreen System is provided to the users who simply pay a monthly system fee depending on the type of services desired and the speed of the access service chosen. The target markets are the first time Home PC user who might be purchasing a computer for the first time, as well as the Small Office Home Office (SOHO) customer that wants to acquire an "all-in-one" telephony and computer appliance that is better suited to their small business needs.

     The Company will market the bundled services through two primary distribution channels:

$     Internet  Resellers  and  OEM/Private  Label partners.  Internet Resellers sell directly to home PC users and the SOHO marketplace. The Company, through its wholly-owned subsidiary StarTronix.com Inc. ("StarTronix.com") is a unique Internet marketing, sales and customer-support company responsible for building-up and supporting independent Internet Reselling Distributors. StarTronix.com develops "Internet Resellers" through a marketing, promotion, recruiting and customer support model, while utilizing an integrated on-line services-oriented Internet Site and Services strategy developed by StarTronix eSolutions (see below) for the support of its distributors and the provisioning of standard Internet dial-up access and premium information and entertainment services for its customers.

$ OEM and Private Label alliance partners who develop custom hardware and software solutions that are targeted to niche marketplaces where they will bundle value added hardware and software to sell an "integrated" solution. The Company through its second wholly-owned subsidiary, StarTronix eSolutions Inc. ("StarTronix eSolutions"), is a business development, and Internet services provisioning company that is responsible for designing, developing, and supporting the technology for the StarScreen System and creating value-added Internet service programs that are promoted by the Company and its other subsidiaries. StarTronix eSolutions is actively involved in overseeing the creation of the web-based e-commerce, on-line Internet and service support initiatives. StarTronix eSolutions is also responsible for developing and managing the strategic alliances and key partners who will work with the Company.

                               STARTRONIX.COM INC.

     StarTronix.com Inc., a Delaware Corporation founded in October 1999, is a wholly-owned subsidiary of StarTronix International Inc. Headquartered in Irvine, California, StarTronix.com was formed by StarTronix International to market the upgraded StarScreen System.

     StarTronix.com is a national marketing organization which will include independent distributors trained as Internet Resellers to market a new dimension of on-line services and personal/home communication products never before found within a single system. These services combined with user-friendly products, re-define the way information and communications can be accessed for the home-based business.

PRODUCTS  AND  SERVICES

     The StarScreen System is believed by management to be the first user-friendly "Internet Platform" based on advanced telephony and computing technology that offers first-time PC computer users and home-based business owners a cost-effective integrated telephone communications and computer platform. It is uniquely designed into a compact and stylish consumer-electronics-class desktop appliance. The StarScreen System is equipped with a powerful Windows-based computing platform that has a built-in growth path for expanding computing power as well as adapting to external peripherals, storage and communications devices that consumers have come to expect due to the fast-pace and changing technology marketplace. The StarScreen System users will be able to accomplish a wide variety of desktop computing and communications functions. These functions include on-line Internet access, e-mail, bill paying, home banking, home shopping, faxing and many other interactive services that StarTronix.com will be providing in concert with its strategic service providers. In addition, the StarScreen System also provides for a number of communications facilities utilizing its built-in telephony sub-system, whose features include: 2-line phone, digital answering machine, voice mailboxes for home users, faxing terminal, and various caller ID feature sets (available as optional services from the phone company) which can be accessed from the computer via software utilities.

     The upgraded StarScreen System has been developed by Western Global Telecommunications, Inc. (WGT) utilizing technology and sub-components that are capable of being upgraded as technology advances. Major changes in the functionality can be facilitated in software or accomplished in hardware with minimal effort in overall manufacturing or product design. This allows continuous offerings for planned future options.

     The StarScreen System includes the latest in Pentium processor technology, significant local memory to run specialty applications, an externally adapted CD-ROM drive for upgrading or adding applications, as well as a complete modem/fax/voice-mail system. Unlike other Internet access-only devices that simply provide a "thin-client" software platform through either a black and white monochrome screen, or a television set, the StarScreen System includes a complete PC with a compliment of external connectivity options including RS-232 serial port, parallel port, game port, PCMCIA Ports, sound inputs/outputs and Universal Serial Bus (USB) ports, as well as an integrated 10/100T Ethernet network interface.

Standard  Services

     Management hopes that the no fee group of standard services provided to end-users and Internet Resellers will make StarTronix.com a favorite destination for our users increasing the value of our on-line display banner advertising.
Many of these areas represent an opportunity to provide additional premium services that generate additional revenue for StarTronix.com.

The  standard  services  include  the  following:

$     On-Line  Shopping:  The  StarTronix.com  Store  will  provide  the typical accessories ordered by our users including printers, scanners and high speed connection devices. The Internet Reseller will be able to complete their sales here and also order support materials for their business. All users and visitors to the site will be able to shop from main categories including books, music, software and auctions.

$ Training: Training the Internet Resellers to be effective in sales and operations of their business and basic StarScreen System use and operations is provided. The interactive support area will handle the most common user questions to allow StarTronix.com to maximize our dedicated customer support team.

$ e-Mail: StarTronix.com e-mail will be outsourced to our ISP partner or strategic e-mail vendor and we will provide up to 10 e-mail accounts per StarScreen System depending on the plan chosen by the customer. StarTronix.com is investigating a number of user-friendly e-mail packages on the marketplace today to provide a standard e-mail client that is compatible with any SMTP/POP3 e-mail server.

$ e-Fax: The multi-functional capabilities of the StarScreen System allow it to directly receive faxes with local storage. The StarScreen System is also a full-featured faxing solution with the integrated fax software. A scanner can be ordered from StarTronix.com to allow the user to send paper source documents. Users can also choose an Internet faxing solution through a third party electronic faxing supplier where a free phone number is provided and all faxed documents are automatically sent to the user as an e-mail attachment.

$ Search Portal: StarTronix.com will be developing alliances with a wide variety of search engine providers and portals on the Internet to provide a comprehensive set of Internet searching solutions that will "mine" all the leading search engines on the Internet to provide an aggregated search result list for subscribers. In addition a rich base of personalized Internet calendars, schedules, address book and other collaborative software services will be provided to the subscribers through alliances with some of the leading application services providers on the Internet.

$ Customized Advertisements: Special advertising opportunities are possible by leveraging the StarTronix.com Independent Internet Reseller channels whereby local advertisers can be solicited directly to include advertising on the StarTronix.com web-site targeted to StarScreen System users by location. Data can be maintained in the master user database so local ads can be delivered by local companies and provide specialized offers tailored to the users lifestyles. This represents an interesting "localized" revenue stream model for both StarTronix.com and its Internet Resellers.

$ Bill Paying: Through alliances with both regional and national Internet banking companies, StarTronix.com will be able to provide its users the ability to pay their phone, electric and other monthly bills on-line through credit or bank debit cards. This can also be extended to other payment entities such as grocery bills, and small business oriented vendors and suppliers. StarTronix.com is also exploring the use of Smart Card technology for the StarScreen System which will encrypted and authenticated security services in concert with the financial bill paying and banking services.

$ Local Information: Local events and activities including movie theater listings, concerts and sporting events including ticket-purchasing links are provided from existing regional portals that are aggregating this information today and will be tied into the StarTronix.com web site through special alliance relationships. Other local information including weather, TV listings and merchant specials is provided and is customized to their user-defined profile.

$ Financial and Investment Information: Again, through alliances with leading brokerage and financial planning service companies that are operating on the web today, StarTronix.com users will be able to manage their complete investment and financial needs over the Internet using the StarScreen System.

Premium  Services

     Premium services represent a significant additional revenue opportunity for StarTronix.com with services available to Internet Resellers and their customers. StarTronix.com will be developing a comprehensive set of packaged communications and computing solutions to enable the Company to expand the number of distribution channels it can access. StarTronix.com will also be able to attract a number of developers to market the commercial platform for the provisioning of services to the Home PC marketplace as well as the SOHO business owners. The Internet is providing many new avenues for income from new and traditional services, which are more effectively delivered on-line, using new hardware and software interfaces.

$ Home Security Services: Several revenue opportunities are available to StarTronix.com through the integration of home security devices into the StarScreen System. User interface and management as well as on-line alarm notification and the automatic request of emergency services will be available through the provision of an "alarm seizure jack" in the StarScreen System to various alarm systems. This area will include special API (Applications Programming Interface) kits that will be made available to our OEM (original equipment manufacturers)/Private Label partners to develop solutions for the StarScreen System. These new services will then be available through our partner alliances as well as through StarTronix.com.

$ Multi-site Video and Audio Conferencing: This premium service solution will be provided to StarTronix.com from a third party alliance partner that will provision a multi-site audio bridging or multi-site video conferencing facility where more than one person can participate in an audio or video conference. These services provide for a fully collaborative environment where multiple users can share files and a common whiteboard during an audio or video conference. A USB video camera can be ordered from StarTronix.com to support the video functionality.

$ Internet Phone: Allows phone calls to be placed through the Internet to other Internet phone users. Partners and Software Solutions are available from a variety of vendors, and StarTronix.com is already in discussions with a number of candidate alliance partners in this area.

$ Home Automation and Networking: The StarScreen System can act as a "Home Server" for other Internet appliances and thin clients. The future wireless StarScreen System can become the network hub or server for the entire home or office.

$ Health & Lifestyle Information: Partnerships with Dr. Koop, WebMD, eDiets, iVilliage and others are planned to allow users to improve their lifestyle through managed and tailored diet, meal, shopping and exercise plans.

$     Subscription  Intranets:  To  support  the  small  home  office  user,
StarTronix.com is developing partnerships with a wide variety of web-based intranet and remote office services companies to provide a complete web based corporate Intranet for small and network-based business. Services include a company portal, company news, HR, procurement, bulletin boards, conferencing, document storage, group calendars and related services will result in a recurring revenue stream for StarTronix.com.

STRATEGIC  PARTNERS

     Western Global Communications, Inc. (WGT), an Irvine, California company, has been contracted by StarTronix International Inc. to manage the design upgrade of the existing StarScreen System previously sold by StarTronix. WGT is working closely with StarTronix eSolutions on the design configuration, module procurement, assembly, testing, and fulfillment strategies to assure that a high-level of quality control is maintained. The StarScreen System prototype has been developed and the pre-production unit is currently being tested and evaluated.

     All warehousing, distribution, shipping, and fulfillment of the product will be performed by a key third party fulfillment house under a long-term outsourcing contract. StarTronix.com has evaluated a number of proposals from both small and large fulfillment houses and is currently in the final stages of decision making to determine the most appropriate fulfillment house for the Company. One of these companies is currently providing nationwide PC fulfillment services for two of the largest PC manufacturers in the United States.

     On-line web development, Screen-Phone firmware & operating system integration, connectivity issues, screen instructions and configuration software will be overseen by StarTronix eSolutions. Outside support and third party development services will be provided by key strategic development partners located in Atlanta, Georgia and Southern California. A number of web-site hosting, software development and integration specialists have been contacted and various request for proposals and specifications for work have already been submitted and are under final review by the Company. In addition, a number of new "Friction-Free" advertiser supported content and service models have recently been launched in the Internet marketplace that StarTronix.com will be able to utilize.

     Other strategic partners that StarTronix.com is in various stages of discussion with include: video conferencing companies, long distance providers, local telcos, CLEC's, on-line shopping companies, search engines, software companies, advertising management companies, ISP's, etc.

                       STARTRONIX  ESOLUTIONS  INC.

INTERNET  SERVICES  DEVELOPMENT

     StarTronix eSolutions Inc., a Delaware Corporation founded in December 1999, is a wholly owned subsidiary of StarTronix International Inc. Headquartered in Atlanta, Georgia, StarTronix eSolutions is a business development and Internet services provisioning company that is responsible for designing, developing, and supporting the technology for the StarTronix.com
StarScreen System and creating value-added Internet service programs that are promoted by the Company and its other subsidiaries.

     StarTronix eSolutions is actively involved in the design, manufacturing liaison, and operational development of the StarScreen System product and is overseeing the creation of the StarTronix.com web-based e-commerce, on-line Internet and service support initiatives, and the management of the strategic alliances and key partners who will work with StarTronix.com.

     StarTronix eSolutions will be responsible for the development of or third party licensing and OEM outsourcing. The StarScreen System Applications Software Suite will be outsourced to a well known hardware and software supplier and contains the following features, advantages, and benefits for the StarScreen System user:

1.     Integrated  StarScreen  System  Software  Solution  Set  which  includes:

a.     Operating  System  Software  (Windows or other screen-phone friendly OS).
b. Integrated Communications Software for Voice, Data, Fax and Multimedia, (Audio, Video).
c. Credit, Debit, and Smart Card Reader Services (for the integrated Hybrid Reader).
d. Value-Added Hardware and Software Solutions for the StarScreen System (With Third Party OEM clients).

2.     On-line  Dial-up  Access  Services  for  the  StarScreen  System:

a.     National  US  and  Canada  POP-dial-up  access.
b.     Internet  E-Mail  solutions  for  Users  and  Groups.
c.     Internet  Banking,  Bill  Paying  and  Financial  Support  Services.
d.     Web-Hosting  Solutions  for  home  and  small  business  users.
e.     e-Commerce  Solutions  for  small  business  users.
f.     The  StarTronix.com  StarPortal Access, Search, and Value Added Services.

3. Complete Applications Software Suite, (Word Processing, Spreadsheet, Presentation, etc).

a. Fully integrated productivity environment: spreadsheet, word processor, presentation, graphics, database, event planning, e-mail, and news reader applications.
b. For The Millenium StarScreen System the Software bundle will be Windows 98 and Microsoft Works 2000 which is an integrated entry-level Word Processing, Spreadsheet, Database and Communications Solution.
c. Runs natively Intel platforms, Windows 95, Windows 98, and Windows NT, OS/2, and will also operate on Linux.
d.     Supports  open protocols, open file formats, and industry standards.

                               LEGAL  PROCEEDINGS

     On November 7,1996 a suspension of conversion of the Series "C" Convertible Preferred stock was announced to preferred stockholders as a result of alleged irregularities in the trading of StarTronix' Common Stock, which management believed was related to the conversion terms of a previous Regulation S private placement. A shareholder brought an action against the Company to compel the conversion of certain class "C" Preferred Stock to Common stock or to rescind the subscription agreement and recover the shareholders' original investment in the amount of $1,337,500. In December 1996, a second action was filed by a shareholder group in the Superior Court of the State of California in Los Angeles County related to the suspension of the conversion feature of the Series "C" Preferred Stock. The action sought to compel the Company to resume conversion of the Series "C" Preferred Stock or, in the alternative, to rescind the subscription agreement and recover the shareholders' original investment in the amount of $2,367,500, plus interest and punitive damages. In August 1997, the Company settled the lawsuits with all but two of the Series "C" Preferred Stock holders, resulting in the conversion of their shares as originally contemplated. In August 1999 and May 2000, a settlement was reached with the final two holders of Series "C" Preferred Stock, who were issued 1,250,000 and 2,000,000 shares of common stock, respectively.

     In 1996, the Company was unable to continue the implementation of its business plan due to inadequate capital resources, and suspended all operations until 1999. The Company currently has the following material outstanding legal matters, all of which arose during the aforementioned period:

$ Jack Dignan v. StarTronix International Inc., et al. A judgment was entered against the Company in June 1998 in an amount, including interest through September 1999, of over $76,000. The Company is in negotiations to settle the matter for an unknown amount.

$ Marketing Direct v. StarTronix International Inc. A judgment was entered against the Company in November 1997 in an amount, including interest through August 1999, of over $95,000. The Company is in negotiations to settle the matter for an unknown amount.

$     Canon  Financial  Services,  Inc.  v.  StarTronix  International  Inc.  A
judgment was entered against the Company in 1998 in an amount, including interest through February 2000, of over $26,000. The Company is in negotiations to settle the matter for an unknown amount.

$ Kimco Services, Inc. v. StarTronix International Inc., et al. A judgment was entered against the Company in November 1997 in an amount, including interest through February 2000, of over $54,000. The Company is in negotiations to settle the matter for an unknown amount.

$ FNF Capital, Inc. The Company has been notified of two claims against it, one for approximately $5,630 and the other for approximately $51,900, arising out of unpaid business leases from 1996. The Company is in negotiations to settle the matter for an unknown amount.

The Company may from time to time be involved in various other claims, lawsuits, disputes with third parties, actions involving allegations of discrimination, or breach of contract actions incidental to the operation of its business.

                                  RISK FACTORS

In this section we highlight some of the risks associated with our business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Reoffer Prospectus.

FUTURE CAPITAL NEEDS. To date, we have relied mostly on private funding from the sale of restricted shares of our Common Stock and short term borrowing to fund our operations. We have extremely limited cash liquidity and capital resources to meet our ongoing expenses. Our future capital requirements will depend on many factors, including our ability to market our products and services successfully, our cash flow from operations, and competing market developments. Our business plan requires additional funding beyond the proceeds previously generated from the sale of our restricted Common Stock. Consequently, although we currently have no specific plans or arrangements for financing, we intend to raise additional funds through private placements, public offerings or other financings. Any equity financings would result in dilution to our then-existing shareholders. Additionally, sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to us. If adequate funds are not obtained, we may be required to reduce or curtail operations. Our existing capital resources will not be adequate to satisfy our current operating expenses and capital requirements for the next full fiscal year. Consequently, we may have to secure additional financing in order to develop our business plan.

THERE IS A LIMITED PUBLIC TRADING MARKET FOR OUR COMMON STOCK. Our Common Stock presently trades on the Nasdaq over-the-counter bulletin board under the symbol STNX. There can be no assurance, however, that such market will continue or that investors in this offering will be able to liquidate their shares acquired in this Offering at the price herein or otherwise. There can be no assurance that any other market will be established in the future. There can be no assurance that an investor will be able to liquidate his or her investment without considerable delay, if at all. The price of our Common Stock may be highly volatile. Additionally, the factors discussed in this Risk Factors section may have a significant impact on the market price of the shares offered in this Reoffer Prospectus.

COMPETITION. The Internet appliances and Internet service providers industries are highly competitive and include dominant worldwide firms such as Lucent, Samsung, America Online, AT&T and countless others. Many of our competitors have significantly more assets and resources than we have. Although we believe that we have the human and technical resources to pursue our strategy and compete effectively in this competitive environment, our success will depend upon our continued ability to profitablity provide quality, high value services at prices generally competitive with, or lower than those charged by our competitors. Competition from very large and well-financed companies may attract potential suppliers, resellers, and customers away from us. In addition, there may be other competitors that we have not identified.

We can make no representations or assurances that there will not be increased competition or that our projections will ever be realized due to the intensity of competition.

OUR STARSCREEN SYSTEM HAS NOT YET RECEIVED NECESSARY REGULATORY APPROVAL. We have not yet petitioned the Federal Communications Commission for the approval which is necessary before we can sell our StarScreen products. Further, we have no estimate as to how long it will take to obtain the necessary approvals once our petition is submitted. Because we cannot sell the StarScreen products until we have obtained the necessary approvals, there may be a delay in generating sales revenues.

INTERNET RELATED RISKS. We are subject to federal, state, and local laws concerning the conduct of business on the Internet. Today, there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet and online services, additional laws and regulations may be adopted in the future with respect to the Internet or online services. These laws and regulations could cover issues such as online contracts, user privacy, freedom of expression, pricing, fraud, content and quality of products and services, taxation, advertising, intellectual property rights and information security. There can be no assurance that the regulatory authorities in one or more states or the federal government will not take action having an adverse effect on the business or financial condition or results of StarTronix.

DEPENDENCE ON MANAGEMENT. Our success depends, to a significant extent, upon certain key employees and directors, including primarily, Greg Gilbert and Lloyd Adams. The loss of services of one or more of these employees or directors could have a material adverse effect on our business. In addition, we have substantial need for additional qualified management and marketing personnel. We believe that our future success will also depend in part upon our ability to attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in attracting and retaining such personnel. Competition for such personnel is intense. We currently do not maintain a policy of key man life insurance on any employees.

PROTECTION OF PROPRIETARY INFORMATION. Currently, we do not hold any patents or trademarks on any of our names, products or processes under development. We intend to seek patent protection for our StarScreen System, however, there can be no assurances we will be granted such protection. We treat our technical data as confidential and rely on internal nondisclosure safeguards, as well as on laws protecting trade secrets, to protect our proprietary information. There can be no assurance that these measures will adequately protect the confidentiality of our proprietary information or that others will not independently develop products or technology that are equivalent or superior to ours. We may receive in the future communications from third parties asserting that our products infringe the proprietary rights of third parties. There can be no assurance that any such claims would not result in protracted and costly litigation, having a materially adverse and negative effect on us and our financial results.

DIFFICULTY OF PLANNED EXPANSION; MANAGEMENT OF GROWTH. We plan to expand our level of operations. Our operating results will be adversely affected if net sales do not increase sufficiently to compensate for the increase in operating expenses caused by this expansion. In addition, our planned expansion of operations may cause significant strain on our management, technical, financial and other resources. To manage our growth effectively, we must continue to improve and expand our existing resources and management information systems and must attract, train and motivate qualified managers and employees. There can be no assurance, however, that we will successfully be able to achieve these goals. If we are unable to manage growth effectively, our operating results will be adversely affected.

AUTHORIZATION  OF  ADDITIONAL  SHARES  OF  COMMON  STOCK.  Our  Articles  of
Incorporation authorize the issuance of up to 100,000,000 shares of Common Stock. Our Board of Directors has the authority to issue additional shares of Common Stock and to issue options and warrants to purchase shares of our Common Stock without shareholder approval. Future issuance of Common Stock could be at values substantially below current market prices therefore could represent further substantial dilution to investors in this Offering. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval.

AUTHORIZATION OF ADDITIONAL SHARES OF PREFERRED STOCK. Our Articles of Incorporation also authorizes the issuance of up to 10,000,000 shares of Preferred Stock in one or more series. Consequently, our Board of Directors have the authority to fix the number of preferred shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, in a resolution or resolutions adopted by the Board of Directors providing for the issue of such shares. The Board of Directors are also authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

                               USE  OF  PROCEEDS

StarTronix will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Shares of StarTronix to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with StarTronix for consulting and legal services they provided to StarTronix. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of September 5, 2000, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.




                        NUMBER OF     NUMBER OF SHARES                                     % OF SHARES OWNED
SELLING                 SHARES OWNED  REGISTERED BY                                        BY SHAREHOLDER
SHAREHOLDERS            BEFORE SALE   PROSPECTUS        NUMBER OF SHARES OWNED AFTER SALE  AFTER SALE
----------------------  ------------  ----------------  ---------------------------------  -----------

Gene Abbadessa             1,546,208         1,050,000                            496,208        1.86%
----------------------  ------------  ----------------  ---------------------------------  -----------

Gabriel Nassar             1,546,208         1,050,000                            496,208        1.86%
----------------------  ------------  ----------------  ---------------------------------  -----------

M. Richard Cutler (1)        126,000           126,000                                  0        0.00%
----------------------  ------------  ----------------  ---------------------------------  -----------

Brian A. Lebrecht (2)         10,000            10,000                                  0        0.00%
----------------------  ------------  ----------------  ---------------------------------  -----------

Vi Bui (2)                     2,500             2,500                                  0        0.00%
----------------------  ------------  ----------------  ---------------------------------  -----------

Stephanie Crumpler (2)         2,500             2,500                                  0        0.00%
----------------------  ------------  ----------------  ---------------------------------  -----------

Cora Lo (2)                    1,500             1,500                                  0        0.00%
----------------------  ------------  ----------------  ---------------------------------  -----------

Jaime Ceniceros (2)            1,000             1,000                                  0        0.00%
----------------------  ------------  ----------------  ---------------------------------  -----------

Rebecca Laveaga (2)            1,000             1,000                                  0        0.00%
----------------------  ------------  ----------------  ---------------------------------  -----------

Elaine Arritt (2)                500               500                                  0        0.00%
----------------------  ------------  ----------------  ---------------------------------  -----------

Jonathan Gulla                26,876            20,000                              6,876        0.03%
----------------------  ------------  ----------------  ---------------------------------  -----------

TOTAL SELLING SHARES:                        2,265,000
----------------------                    ------------


(1) Mr. Cutler is StarTronix's securities attorney. The securities registered pursuant to the Reoffer Prospectus represent shares of common stock issued to Mr. Cutler in exchange for legal services provided to StarTronix.
(2)  Employee  of  Mr.  Cutler.
(3)  Includes  6,876  shares  held  in  the name of family members of Mr. Gulla.

                              PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Nasdaq Over-the-Counter Bulletin Board, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering and will not receive any proceeds from sales of any Shares by the Selling Shareholders.

                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by the Cutler Law Group, Newport Beach, California. The Cutler Law Group and its employees currently holds 145,000 shares of the Company's Common Stock.

                                     EXPERTS

The balance sheets as of June 30, 1999 and the statements of operations, shareholders' equity and cash flows for the two years ended June 30, 1999 and 1998 of StarTronix International, Inc. have been incorporated by reference in this Registration Statement in reliance on the report of Strabala, Ramirez & Associates, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.   INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

The following documents are hereby incorporated by reference in this Registration Statement:

(i) The Registrant's Annual Report on Form 10-KSB for the year ended June 30, 1999, filed with the Commission on August 8, 2000.

(ii) All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.  DESCRIPTION  OF  SECURITIES.

Not  applicable.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by the Cutler Law Group, counsel to the Company.

Mr. M. Richard Cutler, principal of the Cutler Law Group is the beneficial owner of 126,000 shares of Common Stock of the Company. All such shares of the foregoing are being registered for sale herein. Other employees of the Cutler Law Group hold an additional 19,000 shares of the Common Stock of the Company.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

The Corporation Laws of the State of Delaware and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

The Shares were issued for advisory and legal services rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".


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ITEM  8.  EXHIBITS

3.1          Articles  of  Incorporation  of  the  Registrant,  as  amended
(incorporated herein by reference to Exhibit 3.1, of the Registrant's Annual Report on Form 10-KSB for the period ended June 30, 1993). (File No. 1-09190).

3.2 Bylaws of the Registrant, as amended and restated (incorporated herein by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-KSB for the period ended June 30, 1996). (File No. 1-09190).

5.1 Opinion of M. Richard Cutler, Esq., counsel to the Registrant, regarding legality of securities being registered.

23.1          Consent  of  M.  Richard  Cutler  (included  in  Exhibit  5.1).

23.2          Consent  of  Strabala,  Ramirez  &  Associates, Independent Public
Accountants.

ITEM  9.     UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To  include  any prospectus required by section 10(a) (3) of the Securities
Act  of  1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) (1)(i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


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(b)     The  undersigned  Registrant  hereby  undertakes  that,  for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on September 5, 2000.



                                         STARTRONIX  INTERNATIONAL,  INC.



                                        /s/  Greg  Gilbert
                                        -------------------
                                        By:     Greg  Gilbert
                                        Its:     President  &  Co-CEO



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




 /s/  Greg  Gilbert                        President,  Co-CEO  and  Director
-------------------
Greg  Gilbert

/s/  Lloyd  Adams                          Chairman  of  the  Board  and  Co-CEO
-----------------
Lloyd  Adams

 /s/  Gabriel  Nassar                      Secretary  and  Director
---------------------
Gabriel  Nassar

 /s/  Robert  Hart                         Chief  Financial  Officer
------------------
Robert  Hart

/s/  E.G.  Abbadessa                       Treasurer  and  Director
--------------------
E.G.  Abbadessa

/s/  James  L.  King                       Director
--------------------
James  L.  King



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